                                                                    EXHIBIT 12.1


CHESAPEAKE ENERGY CORPORATION
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED DIVIDENDS
(DOLLARS IN 000's)

                                                           Six                                                          Six
                                             Year         Months       Year        Year         Year        Year       Months
                                            Ended         Ended       Ended       Ended        Ended       Ended       Ended
                                           June 30,      Dec. 31,    Dec. 31,     Dec. 31,     Dec. 31,    Dec. 31,   June 30,
                                            1997          1997        1998         1999         2000        2001        2002
                                          ------------------------------------------------------------------------------------
Income before income taxes and
  extraordinary item                      $(180,330)   $ (31,574)   $(920,520)   $  35,030   $ 196,162   $ 438,365   $  (4,257)
Interest                                     18,550       17,448       68,249       81,052      86,256      98,321      51,650
Amortization of capitalized
  interest                                    8,772        4,386       12,240        1,047       1,226       1,784         853
Bond discount amortization (a)                 --           --           --           --          --          --          --
Loan cost amortization                        1,455          794        2,516        3,338       3,669       4,022       2,389
                                          ------------------------------------------------------------------------------------
Earnings                                  $(151,553)   $  (8,946)   $(837,515)   $ 120,467   $ 287,313   $ 542,492   $  50,635
                                          ====================================================================================
Interest expense                          $  18,550    $  17,448    $  68,249    $  81,052   $  86,256   $  98,321   $  51,650
Capitalized interest                         12,935        5,087        6,470        3,356       2,452       4,719       2,264
Bond discount amortization (a)                 --           --           --           --          --          --          --
Loan cost amortization                        1,455          794        2,516        3,338       3,669       4,022       2,389
                                          ------------------------------------------------------------------------------------
Fixed Charges                             $  32,940    $  23,329    $  77,235    $  87,746   $  92,377   $ 107,062   $  56,303
                                          ====================================================================================
Preferred Stock Dividends
   Preferred Dividend Requirements        $    --      $    --      $  12,077    $  16,711   $   8,484   $   2,050   $   5,062
   Ratio of income before provision
    for taxes to Net Income (b)                --           --            N/A         1.05         N/A        1.66         N/A
                                          ------------------------------------------------------------------------------------
  Subtotal - Preferred Dividends          $    --      $    --      $  12,077    $  17,597   $   8,484   $   3,411   $   5,062

Combined Fixed Charges and
  Preferred Dividends                     $  32,940    $  23,329    $  89,312    $ 105,343   $ 100,861   $ 110,473   $  61,365

Ratio of Earnings to Fixed Charges             --           --           --            1.4x        3.1x        5.1x       --
Insufficient coverage                     $ 184,493    $  32,275    $ 914,750         --          --          --     $   5,668

Ratio of Earnings to Combined Fixed
  Charges and Preferred Dividends              --           --           --            1.1x        2.8x        4.9x       --
Insufficient coverage                     $ 184,493    $  32,275    $ 926,827         --          --          --     $  10,730

(a) Bond discount excluded since it is included in interest expense.
(b) Represents income (loss) before income taxes and extraordinary item divided by income (loss) before extraordinary item, which adjusts dividends on preferred stock to a pre-tax basis.

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